Exhibit 99.1

News Release USA Compression Partners, LP 100 Congress Avenue, Suite 450 Austin, Texas 78701 www.usacpartners.com

USA Compression Partners, LP Achieves Record Revenues and Adjusted EBITDA;

Reports Fourth Quarter and Full Year 2012 Results and 2013 Outlook

AUSTIN, Texas, February, 25, 2013 (Business Wire)—USA Compression Partners, LP (NYSE: USAC) (“USA Compression” or the “Partnership”), announced today its financial and operating results for the fourth quarter and full year 2012.

Fourth Quarter and Full Year 2012 Summary Results

(in thousands except operational data and percentages)

•                  Record levels of revenue for both the fourth quarter of 2012 and the full year 2012

•                  Record levels of Adjusted EBITDA for the full year 2012

•                  Contract operations revenue in fourth quarter 2012 increased 23.7% over fourth quarter 2011

•                  Gross operating margin, as a percentage of revenue, improved from 59.3% in the fourth quarter 2011 to 68.9% in the fourth quarter 2012

•                  Increased size of fleet horsepower by 27.3% from year-end 2011 to year-end 2012

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Operational Data
Fleet Horsepower at period end	919,121	722,201	919,121	722,201
Revenue Generating Horsepower at period end	794,324	649,285	794,324	649,285
Average Revenue Generating Horsepower	792,368	628,903	749,821	570,900
Revenue Generating Compression Units at period end	978	888	978	888
Horsepower Utilization at period end (1)	92.8%	95.7%	92.8%	95.7%
Average Horsepower Utilization for the period (1)	92.9%	94.7%	94.5%	92.3%

Financial Data
Revenue	$31,771	$28,394	$118,787	$98,720
Average Revenue Per Horsepower Per Month	$13.39	$13.67	$13.39	$14.07
Gross Operating Margin	$21,903	$16,846	$80,991	$59,115
Adjusted EBITDA	$16,808	$14,125	$63,484	$51,285
Distributable Cash Flow	$9,183	$5,910	$34,928	$22,789
Gross Operating Margin Percentage	68.9%	59.3%	68.2%	59.9%
Adjusted EBITDA Percentage	52.9%	49.7%	53.4%	51.9%

(1)                   Horsepower utilization is calculated as (i)(a) revenue generating horsepower plus (b) horsepower in the Partnership’s fleet that is under contract, but is not yet generating revenue plus (c) horsepower not yet in the Partnership’s fleet that is under contract not yet generating revenue and that is subject to a purchase order, divided by (ii) total available horsepower less idle horsepower that is under repair. Horsepower utilization based on revenue generating horsepower and fleet horsepower at each applicable period end was 86.4% and 89.9% for the quarters and years ended December 31, 2012 and 2011, respectively. Average horsepower utilization was 88.9% and 86.3% for the years ended December 31, 2012 and 2011, respectively, and 87.1% and 88.5% for the quarters ended December 31, 2012 and 2011, respectively.

Fourth Quarter 2012 Operating Performance

Revenue in the fourth quarter of 2012 was $31.8 million as compared to $28.4 million for the same period in 2011, an increase of 11.9%.  This increase was primarily the result of contract operations revenue, which excludes retail parts and services, of $31.1 million for the fourth quarter of 2012 as compared to $25.1 million in the fourth quarter of 2011, an increase of 23.7%. The fourth quarter of 2011 also included incremental retail parts and service revenue that did not recur in the fourth quarter of 2012.

“We are very pleased to report record levels of revenue for both the fourth quarter of 2012 and the full year 2012,” said Eric D. Long, P.E., USA Compression President and Chief Executive Officer.  “The demand for our services remains strong and higher levels of gross operating margin continue to improve our financial performance.”

Average revenue generating horsepower (“HP”) was 792,368 for the fourth quarter of 2012 as compared to 628,903 for the fourth quarter of 2011, an increase of 26.0%.  Average revenue per revenue generating HP per month was $13.39 for the fourth quarter 2012 as compared to $13.67 for the fourth quarter of 2011, a decrease of 2.0%. Lower average monthly revenue per revenue generating HP in 2012 resulted, in part, from the increase in the average HP per revenue generating compression unit, which was 811 for the fourth quarter of 2012 as compared to 720 for the fourth quarter of 2011.  Gross operating margin in the fourth quarter of 2012 was $21.9 million as compared to $16.8 million for the fourth quarter of 2011, an increase of 30.0%. Gross operating margin, as a percentage of total revenues, increased from 59.3% in the fourth quarter of 2011 to 68.9% in the fourth quarter of 2012 primarily due to increasing operating leverage by adding large HP compression units to the Partnership’s revenue generating HP portion of the fleet and the elimination of expenses relating to an operating lease with Caterpillar. On December 15, 2011, the Partnership purchased the compression units that were previously subject to the Caterpillar operating lease for $43.0 million. Excluding the operating lease expense of $0.8 million during the fourth quarter of 2011, the gross operating margin percentage was 62.0%. Adjusted EBITDA for the fourth quarter of 2012 was $16.8 million as compared to $14.1 million for the fourth quarter of 2011, an increase of 19.0%.

Maintenance capital expenditures and cash interest expense were $3.5 million and $3.8 million, respectively, for the fourth quarter of 2012, while expansion capital expenditures were $28.0 million for this period and were used primarily to purchase new compression units.  Distributable cash flow in the fourth quarter of 2012 was $9.2 million as compared to $5.9 million in the fourth quarter of 2011, an increase of 55.4%.

2012 Highlights

Revenue for 2012 was $118.8 million versus $98.7 million in 2011, an increase of 20.3%. The increase was primarily due to a 23.9% increase in contract operations revenue of $116.4 million in 2012 as compared to $93.9 million in 2011, which was driven almost exclusively by the growth in revenue generating HP.  Gross operating margin for 2012 was $81.0 million as compared to $59.1 million for last year, an increase of 37.0%. Gross operating margin, as a percentage of total revenues, increased to 68.2% in 2012 from 59.9% in 2011, primarily due to increasing operating leverage by adding large HP compression units to the Partnership’s revenue generating HP portion of the fleet and the elimination of expenses relating to an operating lease with Caterpillar.  Excluding the Caterpillar operating lease expense of $4.1 million during 2011, the gross operating margin percentage was 64.0%. Adjusted EBITDA for 2012 was $63.5 million as compared to $51.3 million for 2011, an increase of 23.8%.

Maintenance capital expenditures and cash interest expense were $13.3 million and $14.1 million, respectively, for 2012 while expansion capital expenditures were $166.7 million for this period and were used primarily to purchase new compression units.  Distributable cash flow was $34.9 million in 2012 and $22.8 million in 2011, an increase of 53.3%.

Initial Public Offering and Credit Facility

USA Compression closed its initial public offering (“IPO”) on January 18, 2013 and used the net proceeds of $180.8 million to repay a portion of the outstanding balance under its revolving credit facility.  The Partnership maintains a $600.0 million revolving credit facility with a syndicate of banks that matures in October 2015. As of December 31, 2012, the outstanding balance under the revolving credit facility was approximately $502.3 million compared to $363.8 million as of December 31, 2011.  As of December 31, 2012, on a pro forma basis after giving effect to the application of the net proceeds from the Partnership’s IPO, the Partnership had $321.5 million in borrowings outstanding under its revolving credit facility.

In addition, on January 30, 2013, the registration statement on Form S-1 relating to the Partnership’s Distribution Reinvestment Plan was declared effective by the Securities and Exchange Commission.

Full Year 2013 Outlook

USA Compression is confirming its 2013 forecast of revenue, net income and Adjusted EBITDA of $145.4 million, $19.9 million and $82.1 million, respectively, as contained in its final IPO prospectus filing with the Securities and Exchange Commission, and expects to generate distributable cash flow of $56.0 million for that period.

Conference Call

USA Compression Partners, LP will host a conference call on February 26, 2013, beginning at 9:00 a.m. Central Time, to discuss its fourth quarter and full year 2012 performance.  Interested parties within the United States and Canada may participate in the call by dialing (866) 314-4865 and entering passcode 56463737.  Callers dialing from outside the U.S. and Canada can access the call by dialing (617) 213-8050 and also entering passcode 56463737.  The conference call will also be webcast live and can be accessed through the Investor Relations section on the Partnership’s website at www.usacpartners.com (specifically, at http://investors.usacpartners.com/phoenix.zhtml?c=248195&p=irol-calendar).

A webcast replay will be available shortly after the conference call and can be accessed at http://investors.usacpartners.com/phoenix.zhtml?c=248195&p=irol-calendarPast.  In addition, a telephone replay of the call will be available through March 5, 2013, to callers from inside the U.S. and Canada by dialing (888) 286-8010 (pass code: 62603427).  Callers dialing from outside the U.S. and Canada can access the telephone replay by dialing (617) 801-6888 (pass code: 62603427).

About USA Compression Partners, LP

USA Compression Partners, LP (NYSE: USAC) is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of compression services in terms of total compression unit HP. The company partners with a broad customer base comprised of producers, processors, gatherers and transporters of natural gas.  USA Compression focuses on deploying large HP infrastructure applications primarily in high volume gathering systems, processing facilities and transportation applications.  More information on USA Compression is available at www.usacpartners.com.

Non-GAAP Financial Measures

This news release includes the non-GAAP financial measures of Adjusted EBITDA, gross operating margin and distributable cash flow.

The Partnership’s management views Adjusted EBITDA as one of its primary management tools, and the Partnership tracks this item on a monthly basis both as an absolute amount and as a percentage of revenue compared to the prior month, year-to-date and prior year and to budget. Adjusted EBITDA is defined as net income before interest expense, income taxes, depreciation expense, impairment of compression equipment, share-based compensation expense, restructuring charges, management fees and expenses under an operating lease with Caterpillar (which the Partnership terminated on December 15, 2011). Adjusted EBITDA is used as a supplemental financial measure by the Partnership’s management and external users of its financial statements, such as investors and commercial banks, to assess:

•                                          the financial performance of the Partnership’s assets without regard to the impact of financing methods, capital structure or historical cost basis of the Partnership’s assets;

•                                          the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;

•                                          the ability of the Partnership’s assets to generate cash sufficient to make debt payments and to make distributions; and

•                                          the Partnership’s operating performance as compared to those of other companies in its industry without regard to the impact of financing methods and capital structure.

The Partnership believes that Adjusted EBITDA provides useful information to investors because, when viewed with GAAP results and the accompanying reconciliations, it provides a more complete understanding of the Partnership’s performance than GAAP results alone. The Partnership also believes that external users of its financial statements benefit from having access to the same financial measures that management uses in evaluating the results of the Partnership’s business.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance and liquidity. Moreover, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

Gross operating margin, a non-GAAP financial measure, is defined as revenue less cost of operations, exclusive of depreciation and amortization expense. The Partnership’s management believes that gross operating margin is useful as a supplemental measure of the Partnership’s operating profitability. Gross operating margin is impacted primarily by the pricing trends for service operations and cost of operations, including labor rates for service technicians, volume and per unit costs for lubricant oils, quantity and pricing of routine preventative maintenance to compression units and property tax rates on compression units. Gross operating margin should not be considered an alternative to, or more meaningful than, operating income or any other measure of financial performance presented in accordance with GAAP. Moreover, gross operating margin as presented may not be comparable to similarly titled measures of other companies. Because the Partnership capitalizes assets, depreciation and amortization of equipment is a necessary element of its costs. To compensate for the limitations of gross operating margin as a measure of the Partnership’s performance, the Partnership’s management believes that it is important to consider operating income determined under GAAP, as well as gross operating margin, to evaluate the Partnership’s operating profitability.

Distributable cash flow, a non-GAAP measure, is defined as net income (loss) plus non-cash interest expense, depreciation and amortization expense, impairment of compression equipment charges and non-cash SG&A costs, less maintenance capital expenditures. The Partnership’s management believes distributable cash flow is an important measure of operating performance because it allows management, investors and others to compare basic cash flows the Partnership generates (prior to the establishment of any retained cash reserves by the Partnership’s general partner and the effect of the Partnership’s Distribution Reinvestment Plan) to the cash distributions the Partnership expects to pay its unitholders. See “Reconciliation of Non-GAAP Financial Measures” for Adjusted EBITDA reconciled to net income and net cash provided by operating activities, and net income reconciled to distributable cash flow.

Forward-Looking Statements

Some of the information in this news release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “continue,” or other similar words, and include the Partnership’s expectation of future performance contained herein. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements can be affected by assumptions used or by known risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this news release. The risk factors and other factors noted throughout this news release could cause actual results to differ materially from those contained in any forward-looking statement. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this news release. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include:

•                                          changes in general economic conditions;

•                                          competitive conditions in the industry;

•                                          changes in the long-term supply of and demand for natural gas;

•                                          actions taken by the Partnership’s customers, competitors and third party operators;

•                                          changes in the availability and cost of capital;

•                                          operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond the Partnership’s control;

•                                          the effects of existing and future laws and governmental regulations;

•                                          the effects of future litigation; and

•                                          other factors discussed in the Partnership’s filings with the Securities and Exchange Commission.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Unless legally required, the Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Contact:

Joseph “Jody” C. Tusa, Jr.

USA Compression Partners, LP

(512) 473-2662

jtusa@usacompression.com

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands — Unaudited)

	Three Months Ended			Year Ended
	December	September	December	December	December
	31,	30,	31,	31,	31,
	2012	2012	2011	2012	2011

Revenues:
Contract operations	$31,088	$30,379	$25,135	$116,373	$93,896
Parts and service	683	642	3,259	2,414	4,824
Total revenues	31,771	31,021	28,394	118,787	98,720
Cost of operations, exclusive of depreciation and amortization	9,868	9,784	11,548	37,796	39,605
Gross operating margin	21,903	21,237	16,846	80,991	59,115
Other operating and administrative costs and expenses:
Selling, general and administrative	5,341	4,509	4,225	18,269	12,726
Restructuring charges	—	—	300	—	300
Depreciation and amortization	11,290	10,929	8,694	41,880	32,738
Loss (Gain) on sale of assets	8	54	20	266	178
Total other operating and administrative costs and expenses	16,639	15,492	13,239	60,415	45,942
Operating income	5,264	5,745	3,607	20,576	13,173
Other Income (Expense)
Interest expense	(4,268)	(4,389)	(3,546)	(15,905)	(12,970)
Other	4	8	4	28	21
Total other expense	(4,264)	(4,381)	(3,542)	(15,877)	(12,949)
Net income before income tax expense	1,000	1,364	65	4,699	224
Income tax expense	52	48	44	196	155
Net Income	$948	$1,316	$21	$4,503	$69

Earnings allocated to general partner	$9.5	$13.2	$0.2	$45.0	$0.7
Earnings available for limited partners	$938.5	$1,302.8	$20.8	$4,458.0	$68.3

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

ADJUSTED EBITDA TO NET INCOME AND NET CASH PROVIDED BY OPERATING ACTIVITIES

(In thousands — Unaudited)

The following table reconciled Adjusted EBITDA to net income and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net income	$948	$21	$4,503	$69
Interest expense	4,268	3,546	15,905	12,970
Depreciation and amortization	11,290	8,694	41,880	32,738
Income taxes	52	44	196	155
Equipment operating lease expense(1)	—	770	—	4,053
Riverstone management fee(2)	250	750	1,000	1,000
Restructuring charges(3)	—	300	—	300
Adjusted EBITDA	$16,808	$14,125	$63,484	$51,285
Interest expense	(4,268)	(3,546)	(15,905)	(12,970)
Income tax expense	(52)	(44)	(196)	(155)
Equipment operating lease expense	—	(770)	—	(4,053)
Riverstone management fee	(250)	(750)	(1,000)	(1,000)
Restructuring charge	—	(300)	—	(300)
Other	406	(51)	(58)	(920)
Changes in operating assets and liabilities:
Accounts receivable	1,818	(834)	169	(976)
Inventory	(54)	872	(1,004)	1,974
Prepaids	(1,017)	(956)	(153)	(219)
Other non-current assets	(509)	(457)	(1,315)	(2,601)
Accounts payable	805	202	(5,340)	1,987
Accrued liabilities and deferred revenue	(2,088)	(2,381)	3,292	1,730
Net cash provided by operating activities	$11,599	$5,110	$41,974	$33,782

(1)                   Represents expenses for the respective periods under the operating lease facility with Caterpillar, from which the Partnership historically leased compression units and other equipment. On December 15, 2011, the Partnership purchased the compression units that were previously leased from Caterpillar for $43 million and terminated all the lease schedules and covenants under the facility. As such, the Partnership believes it is useful to investors to view its results excluding these lease payments.

(2)                   Represents management fees paid to Riverstone for services performed during 2012 and 2011. As these fees will not be paid by the Partnership as a public company, the Partnership believes it is useful to investors to view its results excluding these fees.

(3)                   During the year ended December 31, 2011, the Partnership incurred $0.3 million of restructuring charges for severance and retention benefits related to the termination of certain administrative employees. These charges are reflected as restructuring charges in the Partnership’s consolidated statement of operations. The Partnership paid approximately $0.1 million of these restructuring charges in the three months ended March 31, 2012, and paid the remaining $0.2 million in the three months ended June 30, 2012. The Partnership believes that it is useful to investors to view its results excluding this non-core expense.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

NET INCOME TO DISTRIBUTABLE CASH FLOW

(In thousands — Unaudited)

The following table reconciles distributable cash flow to net income, its most directly comparable GAAP financial measure, for each of the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net income	$948	$21	$4,503	$69
Plus: Non-cash interest expense	477	(70)	1,855	(1,057)
Plus: Depreciation and amortization	11,290	8,694	41,880	32,738
Less: Maintenance capital expenditures(1)	3,532	2,735	13,310	8,961

Distributable cash flow	$9,183	$5,910	$34,928	$22,789

(1)                   Reflects actual maintenance capital expenditures for the period presented. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets, to maintain the operating capacity of the Partnership’s assets and extend their useful lives, or other capital expenditures that are incurred in maintaining the Partnership’s existing business and related cash flow.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

Full Year 2013 Adjusted EBITDA Guidance

Reconciliation to Net Income and Distributable Cash Flow

(In thousands — Unaudited)

Adjusted EBITDA	$82,101
Depreciation and Amortization	50,009
Interest expense	11,941
Income tax provision	242
Net Income	$19,909
Plus: Non-cash interest expense	1,464
Plus: Depreciation and amortization	50,009
Less: Maintenance capital expenditures	15,400
Distributable cash flow	$55,982

This press release contains a forward-looking estimate of Adjusted EBITDA projected to be generated by the Partnership in its 2013 fiscal year.  A reconciliation to GAAP net cash provided by operating activities is not provided because GAAP net cash provided by operating activities is not accessible on a forward looking basis.  The items necessary to estimate GAAP net cash provided by operating activities that are not included in net income, in particular the change in operating assets and liabilities amounts, are not accessible or estimable at this time.  The Partnership does not anticipate the changes in operating assets and liabilities amounts to be material, but changes in accounts receivable, accounts payable, accrued liabilities and deferred revenue could be significant, such that the amount of net cash provided by operating activities would vary substantially from the amount of projected Adjusted EBITDA and net income.